Ex. 99.1

CONTACT:    Investor Relations     (214) 792-4415

SOUTHWEST AIRLINES REPORTS FIRST QUARTER RESULTS
Record first quarter operating revenues of $4.0 billion
Net income of $98 million; operating income of $22 million
Excluding special items, net loss of $18 million; operating income of $10 million

DALLAS, TEXAS – April 19, 2012 – Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its first quarter 2012 results.  First quarter 2012 net income was $98 million, or $.13 per diluted share, which included $116 million (net) of favorable special items.  This compared to net income of $5 million, or $.01 per diluted share, in first quarter 2011, which included unfavorable special items totaling $15 million (net).  Excluding special items, first quarter 2012 net loss was $18 million, or $.02 loss per diluted share, compared to net income of $20 million, or $.03 per diluted share, in first quarter 2011. This compared favorably to Thomson’s First Call mean estimate of $.05 loss per diluted share.  Operating income for first quarter 2012 was $22 million, compared to $114 million in first quarter 2011.  Excluding special items, operating income was $10 million for first quarter 2012, compared to $110 million for the same period last year.  Additional information regarding special items is included in this release and in the accompanying reconciliation tables.
Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated, “Despite a modest loss, excluding special items, our first quarter results were notable, with outstanding revenue production and, except for jet fuel, better-than-expected operating costs.  Record first quarter revenue results were produced with strong revenue management and network optimization, along with benefits from the AirTran acquisition and All-New Rapid Rewards. First quarter 2012 passenger revenues, on a unit basis, increased five percent compared to first quarter last year, representing a 15 percent improvement over two years, and over 30 percent improvement since first quarter 2009 (as compared to combined results, as defined below).  Traffic and booking trends, thus far in April, are solid.
“The decline in operating income was driven by a $478 million increase in our first quarter economic fuel costs, compared to first quarter last year.  Energy price increases continue to pressure costs, which only serve to reinforce our commitment to eliminate waste and maximize efficiency throughout our Company.”

Financial Results and Outlook
AirTran Airways, Inc. became a wholly-owned subsidiary of the Company on May 2, 2011. Results discussed in this release and provided in the accompanying unaudited Condensed Consolidated Financial Statements and Comparative Consolidated Operating Statistics include the results of operations and cash flows for AirTran beginning May 2, 2011, including the impact of purchase accounting.  Periods presented prior to the acquisition date do not include AirTran’s results.  However, the Company believes the analysis of specified financial results on a “combined basis” provides more meaningful year-over-year comparability.  Financial information presented on a “combined basis” is the sum of the historical financial results of the Company and AirTran for periods prior to the acquisition date, but includes the impact of purchase accounting beginning May 2, 2011.  Supplemental financial information presented on a “combined basis” and the accompanying reconciliations are included in this release.
The Company’s total operating revenues in first quarter 2012 increased 28.6 percent to $4.0 billion, compared to $3.1 billion in first quarter 2011, and increased 5.9 percent year-over-year compared to $3.8 billion, on a combined basis.  Operating unit revenues increased 4.6 percent from first quarter 2011, on a combined basis.
 Total first quarter 2012 operating expenses were $4.0 billion, compared to $3.0 billion in first quarter 2011, and compared to $3.7 billion in first quarter last year on a combined basis.  Excluding special items in both periods, first quarter 2012 unit costs increased 6.7 percent from first quarter 2011 combined unit costs, largely due to a 16.6 percent year-over-year increase in economic fuel costs per gallon.   First quarter 2012 economic fuel costs of $3.44 per gallon included $0.12 per gallon in unfavorable cash settlements for fuel derivative contracts; however, fuel derivative contract premium costs decreased $25 million year-over-year, as described below in the discussion of other income.   Based on market prices as of April 16th, the Company expects second quarter 2012 economic fuel costs, including fuel taxes, to be in the $3.40 to $3.45 per gallon range, with minimal impact from cash settlements for fuel derivative contracts.  Second quarter 2012 premium costs, recorded in other gains/losses, are currently estimated to be approximately $12 million, compared to premium costs of $26 million in second quarter 2011.
As of March 31, 2012, the fair market value of the Company’s hedge portfolio was a net asset of $184 million, compared to a $44 million net liability at December 31, 2011.  Additional information regarding the Company’s fuel derivative contracts is included in the accompanying tables.
Excluding fuel and special items in both periods, first quarter 2012 unit costs increased two percent from first quarter 2011’s combined 7.83 cents.  Based on current cost trends, the Company expects another year-over-year increase in its second quarter 2012 unit costs, compared to second quarter 2011’s combined unit costs, excluding fuel and special items in both periods.
Operating income for first quarter 2012 was $22 million, compared to $114 million in first quarter 2011.  Excluding special items in all periods, operating income was $10 million for first quarter 2012, compared to $110 million in first quarter 2011, and compared to $86 million in first quarter last year, on a combined basis.
Other income for first quarter 2012 was $137 million compared to $96 million of other expenses in first quarter 2011.  This $233 million swing primarily resulted from $170 million in other gains recognized in first quarter 2012, compared to $59 million in other losses recognized in first quarter 2011.  In both periods, these gains and losses primarily resulted from unrealized gains/losses associated with a portion of the Company’s fuel hedging portfolio.  Excluding these special items, other losses were primarily attributable to the premium costs associated with the Company’s fuel derivative contracts.  First quarter 2012 premium costs were $6 million, compared to $31 million in first quarter 2011.
The Company’s return on invested capital (before taxes and excluding special items) was approximately six percent for the twelve months ended March 31, 2012.  Additional information regarding pre-tax return on invested capital is included in the accompanying reconciliation tables.

AirTran Acquisition
Kelly continued, “First quarter marked another key milestone in the integration of AirTran with the approval by the Federal Aviation Administration (FAA) of our Single Operating Certificate (SOC).  While we continue the process of welcoming AirTran Employees to the Southwest Family, we have now begun converting AirTran 737 aircraft to the Southwest paint and interior configuration.  We will begin transitioning AirTran airport facilities to Southwest later this year, beginning with Seattle and Des Moines.
“In February, we were thrilled to introduce Southwest’s legendary low fares and outstanding Customer Service to Atlanta, Georgia.  We initiated service to Southwest’s 73rd city with 15 daily flights to five nonstop destinations.  By August 2012, we will grow Southwest’s Atlanta service to 26 flights and eleven nonstop destinations, with AirTran offering over 165 daily flights and 47 nonstop destinations.  Customer response to Southwest’s entrance in the market, in less than three months’ time, has been exceptional.  We also introduced Atlanta Customers to Southwest’s award winning Cargo service, with the opening of a brand new Cargo facility in Atlanta.
“As we continue to optimize and align the two airlines, both airlines benefit.  AirTran’s strong revenue performance continues to improve.  While there are no plans to connect the two separate brands and networks until next year, we are actively optimizing AirTran’s stand alone network.  By repurposing less profitable flying, we have created the opportunity to improve network returns.  AirTran launched new service from Denver to Cancun this week, and will begin service from San Antonio to Mexico City and Cancun next month; Austin to Cancun next month; and Orange County to Mexico City and Cabo San Lucas in June 2012. AirTran also recently received route authority to commence service between Chicago Midway and Cancun, beginning June 2012, pending Mexican government approval.
“The Flight Attendants and Flight Instructors from both airlines reached agreements regarding seniority integration during first quarter 2012, joining the Pilots from both airlines that reached their seniority integration agreement in December 2011.  I commend these Employees for successfully reaching a key step in the integration process. We continue to work and make progress on seniority integration agreements with our remaining unions.
“We have a tremendous amount of work ahead of us to complete the integration in 2014, but we are very pleased with our progress. In 2011, we produced $80 million in net pre-tax synergies, and we produced approximately $40 million in net pre-tax synergies in first quarter 2012, alone.  We expect to realize total net pre-tax annual synergies of $400 million in 2013 (excluding acquisition and integration expenses).”
The Company incurred $13 million in expenses (before taxes) associated with the acquisition and integration of AirTran during first quarter 2012, representing a cumulative total of $155 million in acquisition and integration costs.  The Company expects total acquisition and integration costs will be approximately $500 million.

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Fleet
“We celebrated the momentous arrival of our first Boeing 737-800 in March, which entered revenue service last week,” stated Kelly.  “The -800 is an integral component of our fleet modernization plan, bringing 38 more seats than a Boeing 737-700, lower unit costs, and enhanced scheduling flexibility to consider exciting new opportunities. We expect to take delivery of 33 -800s this year.
“We also began to retrofit our 737-700 fleet with an updated cabin interior.  Evolve: The New Southwest Experience enhances Customer comfort, personal space, and the overall travel experience. It also allows for six additional seats.  We currently anticipate that all 372 -700s in the Southwest Airlines fleet will receive the Evolve makeover by first half 2013.”

Liquidity
Net cash provided by operations for first quarter 2012 was $1.2 billion, and capital expenditures were $127 million.  As a result, the Company generated $1.1 billion in free cash flow* in first quarter 2012.
On August 5, 2011, the Company’s Board of Directors authorized a share repurchase program to acquire up to $500 million of the Company’s common stock following such authorization.  As of March 31, 2012, the Company had purchased approximately 33 million shares of common stock under such authorization for approximately $275 million.  The Company repaid $431 million in debt during first quarter 2012, and is scheduled to repay approximately $130 million in debt for the remainder of 2012.  As of April 18th, the Company had approximately $3.9 billion in cash and short-term investments.   In addition, the Company had a fully available unsecured revolving credit line of $800 million.

Awards and Recognitions

•	Named tenth most admired Company in the world in FORTUNE magazine’s 2012 survey of corporate reputations

•	Recognized by the Temkin Group for the Best Airline Customer Experience, and AirTran followed in second place

•	Ranked first in Brandindex’s 2011 US Buzz Rankings for Airlines for positive brand presence

•	Awarded Value Airline Brand of the Year by the Harris Poll based on familiarity, quality, and purchase consideration

•	Received the top ranking by Forbes for The Brands American Women and Men Desire Most

•	Ranked 16th of over 200 companies in the 2012 Temkin Loyalty Rankings measuring customers’ willingness to recommend, reluctance to switching, and likeliness to repurchase

•	Southwest and AirTran were jointly honored by Project Open Hand Atlanta with the New Company on the Block – Corporate Citizenship Award

•	Recognized by Chief Executive Magazine as one of the 40 Best Companies for Leaders based on outstanding Company culture and internal professional development

Southwest will discuss its first quarter 2012 results on a conference call at 12:30 p.m. Eastern Time today.  A live broadcast of the conference call will also be available at http://southwest.investorroom.com.

*See Note Regarding use of Non-GAAP financial measures.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements related to (i) the Company’s financial outlook and projected results of operations; (ii) the Company’s plans and expectations with respect to its acquisition of AirTran, including without limitation anticipated integration timeframes and anticipated costs and benefits results associated with the acquisition; (iii) the Company’s fleet modernization plans and the Company’s related financial and operational expectations; and (iv) the Company’s growth plans and expectations, including network and capacity plans and expectations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  Factors include, among others, (i) changes in the price of aircraft fuel, the impact of hedge accounting, and any changes to the Company’s fuel hedging strategies and positions; (ii) the Company’s ability to successfully integrate AirTran and realize the expected synergies and other benefits from the acquisition; (iii) the impact of the economy on demand for the Company’s services and the impact of fuel prices, economic conditions, and actions of competitors on the Company’s business decisions, plans, and strategies; (iv) the Company’s ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (v) the Company’s ability to timely and effectively prioritize its strategic initiatives and related expenditures; (vi) the Company’s dependence on third parties with respect to certain of its initiatives; (vii) the impact of governmental and other regulation related to the Company’s operations; (viii) the Company’s ability to maintain positive relations with employees and employee representatives and to timely and effectively address collective bargaining agreements; and (ix) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31,
			Percent
	2012	2011 (1)	Change
OPERATING REVENUES:
Passenger	$3,744	$2,949 (2)	27.0
Freight	37	31	19.4
Other	210	123 (2)	70.7
Total operating revenues	3,991	3,103	28.6

OPERATING EXPENSES:
Salaries, wages, and benefits	1,141	954	19.6
Fuel and oil	1,510	1,038	45.5
Maintenance materials and repairs	272	199	36.7
Aircraft rentals	88	46	91.3
Landing fees and other rentals	254	201	26.4
Depreciation and amortization	201	155	29.7
Acquisition and integration	13	17	(23.5)
Other operating expenses	490	379	29.3
Total operating expenses	3,969	2,989	27.0

OPERATING INCOME	22	114	(80.7)

OTHER EXPENSES (INCOME):
Interest expense	40	43	(7.0)
Capitalized interest	(5)	(3)	66.7
Interest income	(2)	(3)	(33.3)
Other (gains) losses, net	(170)	59	n.a.
Total other (income) expenses	(137)	96	n.a.

INCOME BEFORE INCOME TAXES	159	18	n.a.
PROVISION FOR INCOME TAXES	61	13	n.a.

NET INCOME	$98	$5	n.a.

NET INCOME PER SHARE:
Basic	$0.13	$0.01
Diluted	$0.13	$0.01

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	771	748
Diluted	772	749

(1) Excludes financial results for AirTran. See Supplemental Combined Statement I for selected financial information on a combined basis, including AirTran, for periods prior to the May 2, 2011 acquisition date.

(2) The Company made a fourth quarter 2011 reclassification to change the allocation of Operating revenues between Passenger revenues and Other revenues from its sale of frequent flyer points associated with its co-branded Chase® Visa credit card. The Company has thus reclassified $10 million in Operating revenues for the period from January 2011 through March 2011 from Other revenues to Passenger revenues to conform to the current presentation.

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS
(SEE NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES)
(in millions, except per share amounts)
(unaudited)
	Three months ended
	March 31,
	2012	2011 (1)	Percent Change
Fuel and oil expense, unhedged	$1,479	$1,044
Add (Deduct): Fuel hedge (gains) losses included in Fuel and oil expense	31	(6)
Fuel and oil expense, as reported	$1,510	$1,038
Add: Net impact from fuel contracts (2)	25	19
Fuel and oil expense, economic	$1,535	$1,057	45.2

Total operating expenses, as reported	$3,969	$2,989
Add: Net impact from fuel contracts (2)	25	19
Total operating expenses, economic	$3,994	$3,008
Deduct: Acquisition and integration costs, net (3)	(13)	(15)
Total operating expenses, non-GAAP	$3,981	$2,993	33.0

Operating income, as reported	$22	$114
Deduct: Net impact from fuel contracts (2)	(25)	(19)
Operating income, economic	$(3)	$95
Add: Acquisition and integration costs, net (3)	13	15
Operating income, non-GAAP	$10	$110	(90.9)

Other (gains) losses, net, as reported	$(170)	$59
Add (Deduct): Net impact from fuel contracts (2)	176	(29)
Other losses, net, non-GAAP	$6	$30	(80.0)

Income before income taxes, as reported	$159	$18
Add (Deduct): Net impact from fuel contracts (2)	(201)	10
	$(42)	$28
Add: Acquisition and integration costs, net (3)	13	15
Income (loss) before income taxes, non-GAAP	$(29)	$43	n.a.

Net income, as reported	$98	$5
Add (Deduct): Net impact from fuel contracts (2)	(201)	10
Add (Deduct): Income tax impact of fuel contracts	77	(4)
	$(26)	$11
Add: Acquisition and integration costs, net (4)	8	9
Net income (loss), non-GAAP	$(18)	$20	n.a.

Net income per share, diluted, as reported	$0.13	$0.01
Deduct: Net impact from fuel contracts	(0.16)	-
	$(0.03)	$0.01
Add: Impact of special items, net (4)	0.01	0.02
Net income (loss) per share, diluted, non-GAAP	$(0.02)	$0.03	n.a.

(1) Excludes financial results for AirTran. See Supplemental Combined Statement II for a reconciliation of selected combined amounts to non-GAAP items, including AirTran, for periods prior to the May 2, 2011 acquisition date.

(2) See Reconciliation of Impact from Fuel Contracts.
(3) Amounts net of profitsharing impact on charges incurred through March 31, 2011. The Company amended its profitsharing plan during second quarter 2011 to defer the profitsharing impact of integration costs incurred from April 1, 2011 through December 31, 2013. The profitsharing impact will be realized in 2014 and beyond.

(4) Amounts net of tax and profitsharing impact (see footnote (3) above).

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF IMPACT FROM FUEL CONTRACTS
(SEE NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES)
(in millions)
(unaudited)

	Three months ended
	March 31,
	2012	2011 (1)
Fuel and Oil Expense
Reclassification between Fuel and Oil and Other (gains)
losses, net, associated with current period settled contracts	$(2)	$2
Contracts settling in the current period, but for which
losses have been recognized in a prior period (2)	27	17
Impact from fuel contracts to Fuel and oil expense	25	19

Operating Income
Reclassification between Fuel and Oil and Other (gains)
losses, net, associated with current period settled contracts	$2	$(2)
Contracts settling in the current period, but for which
losses have been recognized in a prior period (2)	(27)	(17)
Impact from fuel contracts to Operating Income	(25)	(19)

Other (gains) losses, net
Mark-to-market impact from fuel contracts
settling in future periods	$205	$3
Ineffectiveness from fuel hedges settling in future periods	(31)	(30)
Reclassification between Fuel and oil and Other (gains)
losses, net, associated with current period settled contracts	2	(2)
Impact from fuel contracts to Other (gains) losses, net	176	(29)

Net Income
Mark-to-market impact from fuel contracts
settling in future periods	$(205)	$(3)
Ineffectiveness from fuel hedges settling in future periods	31	30
Other net impact of fuel contracts settling in the
current or a prior period (excluding reclassifications)	(27)	(17)
Impact from fuel contracts to Net Income (3)	(201)	10

(1) Excludes financial results for AirTran.
(2) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(3) Excludes income tax impact of unrealized items.

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SOUTHWEST AIRLINES CO.
COMPARATIVE CONSOLIDATED OPERATING STATISTICS
(unaudited)

	Three Months Ended
	March 31,
	2012	2011 (1)		Change
Revenue passengers carried	25,560,822	21,115,115		21.1%
Enplaned passengers	31,154,453	25,599,118		21.7%
Revenue passenger miles (RPMs) (000s)	23,684,869	19,195,885		23.4%
Available seat miles (ASMs) (000s)	30,632,893	24,505,674		25.0%
Load factor	77.3%	78.3%		(1.0)	pts
Average length of passenger haul (miles)	927	909		2.0%
Average aircraft stage length (miles)	685	656		4.4%
Trips flown	333,896	273,823		21.9%
Average passenger fare	$146.44	$139.65	(2)	4.9%
Passenger revenue yield per RPM (cents)	15.80	15.36	(2)	2.9%
RASM (cents)	13.03	12.66		2.9%
PRASM (cents)	12.22	12.03	(2)	1.6%
CASM (cents)	12.96	12.20		6.2%
CASM, excluding fuel (cents)	8.03	7.97		0.8%
CASM, excluding special items (cents)	12.99	12.21		6.4%
CASM, excluding fuel and special items (cents)	7.99	7.91		1.0%
Fuel costs per gallon, including fuel tax (unhedged)	$3.32	$2.93		13.3%
Fuel costs per gallon, including fuel tax	$3.39	$2.91		16.5%
Fuel costs per gallon, including fuel tax (economic)	$3.44	$2.96		16.2%
Fuel consumed, in gallons (millions)	443	356		24.4%
Active fulltime equivalent Employees	46,227	35,452		30.4%
Aircraft in service at period-end	694	550		26.2%

RASM (unit revenue) - Operating revenue yield per ASM
PRASM (Passenger unit revenue) - Passenger revenue yield per ASM
CASM (unit costs) - Operating expenses per ASM

(1) Excludes operating statistics for AirTran. See Supplemental Combined Statement IV for consolidated operating statistics on a combined basis, including AirTran, for periods prior to the May 2, 2011 acquisition date.

(2) The Company made a fourth quarter 2011 reclassification to change the allocation of Operating revenues between Passenger revenues and Other revenues from its sale of frequent flyer points associated with its co-branded Chase® Visa credit card. The Company has thus reclassified $10 million in Operating revenues for the period from January 2011 through March 2011 from Other revenues to Passenger revenues to conform to the current presentation. This reclassification affects certain prior year operating statistics.

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SOUTHWEST AIRLINES CO.
RETURN ON INVESTED CAPITAL (1)
(in millions)
(unaudited)

	12 Months Ended	12 Months Ended
	March 31, 2012	March 31, 2011
Operating Income, as reported	$600	$1,047
Add (Deduct): Net impact from fuel contracts	(5)	105
Add: Acquisition and integration costs, net (2)	130	21
Add: Asset Impairment, net (3)	14	-
Operating Income, non-GAAP	$739	$1,173
Net adjustment for aircraft leases (4)	139	81
Adjustment for fuel hedge accounting	(82)	(134)
Adjusted Operating Income, non-GAAP	$796	$1,120

Average Invested Capital (5)	$12,779	$10,599
Equity adjustment for fuel hedge accounting	166	305
Adjusted Average Invested Capital	$12,945	$10,904

ROIC, pre-tax	6%	10%

(1) Calculation includes the impact of the AirTran acquisition as of May 2, 2011.
(2) Net of profitsharing impact on charges incurred through March 31, 2011. The Company amended its profitsharing plan during second quarter 2011 to defer the profitsharing impact of integration costs incurred from April 1, 2011 through December 31, 2013. The profitsharing impact will be realized in 2014 and beyond.

(3) Net of profitsharing impact.
(4) Net adjustment related to presumption that all aircraft in fleet are owned.
(5) Average invested capital represents a five quarter average of debt, net present value of aircraft leases, and equity.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$1,558	$829
Short-term investments	2,226	2,315
Accounts and other receivables	367	299
Inventories of parts and supplies, at cost	432	401
Deferred income taxes	219	263
Prepaid expenses and other current assets	318	238
Total current assets	5,120	4,345

Property and equipment, at cost:
Flight equipment	15,600	15,542
Ground property and equipment	2,507	2,423
Deposits on flight equipment purchase contracts	444	456
	18,551	18,421
Less allowance for depreciation and amortization	6,456	6,294
	12,095	12,127
Goodwill	970	970
Other assets	641	626
	$18,826	$18,068

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,208	$1,057
Accrued liabilities	1,024	996
Air traffic liability	2,556	1,836
Current maturities of long-term debt	259	644
Total current liabilities	5,047	4,533

Long-term debt less current maturities	3,048	3,107
Deferred income taxes	2,638	2,566
Deferred gains from sale and leaseback of aircraft	72	75
Other noncurrent liabilities	924	910
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,225	1,222
Retained earnings	5,486	5,395
Accumulated other comprehensive loss	(57)	(224)
Treasury stock, at cost	(365)	(324)
Total stockholders' equity	7,097	6,877
	$18,826	$18,068

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Three months ended
	March 31,
	2012	2011 (1)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$98	$5
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation and amortization	201	155
Unrealized (gain) loss on fuel derivative instruments	(201)	10
Deferred income taxes	14	28
Amortization of deferred gains on sale and
leaseback of aircraft	(3)	(3)
Changes in certain assets and liabilities:
Accounts and other receivables	(68)	(87)
Other current assets	(51)	(92)
Accounts payable and accrued liabilities	225	238
Air traffic liability	720	512
Cash collateral received from derivative counterparties	147	29
Other, net	143	170
Net cash provided by operating activities	1,225	965

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(127)	(57)
Purchases of short-term investments	(621)	(1,484)
Proceeds from sales of short-term investments	736	1,310
Net cash used in investing activities	(12)	(231)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	5	4
Proceeds from termination of interest rate derivatives	-	76
Payments of long-term debt and capital lease obligations	(431)	(30)
Payments of cash dividends	(7)	(7)
Repurchase of common stock	(50)	-
Other, net	(1)	1
Net cash provided by (used in) financing activities	(484)	44

NET CHANGE IN CASH AND CASH EQUIVALENTS	729	778

CASH AND CASH EQUIVALENTS AT
BEGINNING OF PERIOD	829	1,261

CASH AND CASH EQUIVALENTS
AT END OF PERIOD	$1,558	$2,039

(1) Excludes financial results for AirTran.

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SOUTHWEST AIRLINES CO.
FUEL DERIVATIVE CONTRACTS
AS OF APRIL 16, 2012

		Percent of estimated fuel consumption
		covered by fuel derivative contracts
	Average WTI Crude Oil
	price per barrel	2Q 2012	Second Half 2012

	$80 to $90		approx. 10%
	$90 to $100		approx. 25%
	$100 to $115	(1)	approx. 50%
	$115 to $130		approx. 25%
	Above $130		less than 10%

		Estimated difference in economic jet fuel price per gallon,
		above/(below) unhedged market prices, including taxes
	Average WTI Crude Oil
	price per barrel	2Q 2012	Second Half 2012

	$75	$0.05	$0.06
	$90	$0.05	$0.06
	$104 (2)	$0.03	($0.02)
	$115	$0.03	($0.12)
	$130	$0.00	($0.23)

		Percent of estimated fuel consumption
		covered by fuel derivative contracts at
	Period	varying WTI crude-equivalent price levels

	2013	over 40%
	2014	over 15%
	2015	over 10%

	For second quarter 2012, the Company's current estimated fuel consumption covered by fuel derivative contracts is minimal.
(1)
(2)
Based on the second quarter 2012 average WTI forward curve and market prices as of April 16, 2012, and current estimated fuel consumption covered by fuel derivative contracts, second quarter 2012 economic fuel price per gallon, including taxes, is estimated to be in the $3.40 to $3.45 per gallon range, or approximately $.03 above market prices.

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SOUTHWEST AIRLINES CO.
737 FUTURE DELIVERY SCHEDULE
AS OF APRIL 18, 2012

	The Boeing Company						The Boeing Company
	737 NG							737 MAX
	-700 Firm Orders		-800 Firm Orders		Options	Additional -800s		Firm Orders		Options	Total
2012	-		25	(2)	-	5		-		-	30
2013	-		41		-	-		-		-	41
2014	35		4		15	-		-		-	54
2015	36		-		12	-		-		-	48
2016	31		-		12	-		-		-	43
2017	15		-		25	-		4		-	44
2018	10		-		28	-		15		-	53
2019	-		-		-	-		33		-	33
2020	-		-		-	-		34		-	34
2021	-		-		-	-		34		18	52
2022	-		-		-	-		30		19	49
2023	-		-		-	-		-		23	23
2024	-		-		-	-		-		23	23
Through 2027	-		-		-	-		-		67	67
	127	(1)	70		92	5	(3)	150	(4)	150	594

(1) The Company has flexibility to substitute 737-800s in lieu of 737-700 firm orders.
(2) The Company has taken delivery of three 737-800 aircraft through April 18, 2012.
(3) New delivery leased aircraft.
(4) The Company has flexibility to accept MAX 7 or MAX 8 deliveries.

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SUPPLEMENTAL COMBINED STATEMENT I
SOUTHWEST AIRLINES CO.
SELECTED COMBINED FINANCIAL INFORMATION (1)
(in millions)
(unaudited)

	Three months ended
	March 31,
			Percent
	2012	2011	Change
OPERATING REVENUES:
Passenger	$3,744	$3,524	6.2
Freight	37	31	19.4
Other	210	215	(2.3)
Total operating revenues	3,991	3,770	5.9

OPERATING EXPENSES:
Salaries, wages, and benefits	1,141	1,098	3.9
Fuel and oil	1,510	1,294	16.7
Maintenance materials and repairs	272	263	3.4
Aircraft rentals	88	107	(17.8)
Landing fees and other rentals	254	242	5.0
Depreciation and amortization	201	170	18.2
Acquisition and integration	13	22	(40.9)
Other operating expenses	490	489	0.2
Total operating expenses	3,969	3,685	7.7

OPERATING INCOME	$22	$85	(74.1)

(1) Selected financial information for the three months ended March 31, 2012 is presented on a consolidated basis. Selected financial information for the three months ended March 31, 2011 is presented on a combined basis, including financial results for AirTran, prior to the May 2, 2011 acquisition date. These combined results exclude the impact of purchase accounting. AirTran's historical financial information included in the combined presentation has been conformed to Southwest's financial statement classification where appropriate. See Note Regarding Use of Non-GAAP Financial Measures.

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SUPPLEMENTAL COMBINED STATEMENT II
SOUTHWEST AIRLINES CO.
RECONCILIATION OF SELECTED COMBINED AMOUNTS FROM SUPPLEMENTAL COMBINED STATEMENT I TO NON-GAAP ITEMS (1)
(SEE NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES)
(in millions)
(unaudited)

	Three months ended
	March 31,
			Percent
	2012	2011	Change
Fuel and oil expense, combined unhedged	$1,479	$1,309
Add (Deduct): Fuel hedge (gains) losses included in Fuel and oil expense	31	(15)
Fuel and oil expense, as presented on Supplemental Combined Statement I	$1,510	$1,294
Add: Net impact from fuel contracts	25	19
Fuel and oil expense, combined economic	$1,535	$1,313	16.9

Total operating expenses, as presented on Supplemental Combined Statement I	$3,969	$3,685
Add: Net impact from fuel contracts	25	19
Total operating expenses, combined economic	$3,994	$3,704
Deduct: Acquisition and integration costs, net (2)	(13)	(20)
Total operating expenses, combined non-GAAP	$3,981	$3,684	8.1

Operating income, as presented on Supplemental Combined Statement I	$22	$85
Deduct: Net impact from fuel contracts	(25)	(19)
Operating income (loss), combined economic	$(3)	$66
Add: Acquisition and integration costs, net (2)	13	20
Operating income, combined non-GAAP	$10	$86	(88.4)

(1) Selected financial information for the three months ended March 31, 2012, is presented on a consolidated basis. Selected financial information for the three months ended March 31, 2011 is presented on a combined basis, including financial results for AirTran, prior to the May 2, 2011 acquisition date. These combined results exclude the impact of purchase accounting. AirTran's historical financial information included in the combined presentation has been conformed to Southwest's financial statement classification where appropriate.

(2) Amounts net of profitsharing impact on charges incurred through March 31, 2011. The Company amended its profitsharing plan during second quarter 2011 to defer the profitsharing impact of integration costs incurred from April 1, 2011 through December 31, 2013. The profitsharing impact will be realized in 2014 and beyond.

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SUPPLEMENTAL COMBINED STATEMENT III
SOUTHWEST AIRLINES CO.
SELECTED CONSOLIDATING COMBINED 2011 FINANCIAL INFORMATION (1)
(in millions)
(unaudited)

	Three months ended March 31, 2011
	(as reported)
	Southwest		AirTran
	Airlines Co.		(as conformed)	Combined
OPERATING REVENUES:
Passenger	$2,949	(2)	$575	$3,524
Freight	31		-	31
Other	123	(2)	92	215
Total operating revenues	3,103		667	3,770

OPERATING EXPENSES:
Salaries, wages, and benefits	954		144	1,098
Fuel and oil	1,038		256	1,294
Maintenance materials and repairs	199		64	263
Aircraft rentals	46		61	107
Landing fees and other rentals	201		41	242
Depreciation and amortization	155		15	170
Acquisition and integration	17		5	22
Other operating expenses	379		110	489
Total operating expenses	2,989		696	3,685

OPERATING INCOME/(LOSS)	$114		$(29)	$85

(1) Selected financial information in this schedule is presented on a combined basis, including AirTran, for periods prior to the May 2, 2011 acquisition date. Results presented for Southwest and AirTran, on a standalone basis, represent previously reported results. AirTran's historical financial information has been conformed to Southwest's financial statement classification where appropriate. See Note Regarding Use of Non-GAAP Financial Measures.

(2) The Company made a fourth quarter 2011 reclassification to change the allocation of Operating revenues between Passenger revenues and Other revenues from its sale of frequent flyer points associated with its co-branded Chase® Visa credit card. The Company has thus reclassified $10 million in Operating revenues for the period from January 2011 through March 2011 from Other revenues to Passenger revenues to conform to the current presentation.

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SUPPLEMENTAL COMBINED STATEMENT IV
SOUTHWEST AIRLINES CO.
COMBINED OPERATING STATISTICS (1)
(unaudited)

	Three months ended
	March 31,
	2012	2011		Change
Revenue passengers carried	25,560,822	25,581,395		(0.1)%
Enplaned passengers	31,154,453	31,194,252		(0.1)%
Revenue passenger miles (RPMs) (000s)	23,684,869	23,715,429		(0.1)%
Available seat miles (ASMs) (000s)	30,632,893	30,263,545		1.2%
Load factor	77.3%	78.4%		(1.1)	pts
Average length of passenger haul (miles)	927	927		-
Average aircraft stage length (miles)	685	676		1.3%
Trips flown	333,896	333,567		0.1%
Average passenger fare	$146.44	$137.73	(2)	6.3%
Passenger revenue yield per RPM (cents)	15.80	14.86	(2)	6.3%
RASM (cents)	13.03	12.46		4.6%
PRASM (cents)	12.22	11.64	(2)	5.0%
CASM (cents)	12.96	12.17		6.5%
CASM, excluding fuel (cents)	8.03	7.89		1.8%
CASM, excluding special items (cents)	12.99	12.17		6.7%
CASM, excluding fuel and special items (cents)	7.99	7.83		2.0%
Fuel costs per gallon, including fuel tax (unhedged)	$3.32	$2.94		12.9%
Fuel costs per gallon, including fuel tax	$3.39	$2.90		16.9%
Fuel costs per gallon, including fuel tax (economic)	$3.44	$2.95		16.6%
Fuel consumed, in gallons (millions)	443	445		(0.5)%
Aircraft in service at period-end	694	690		0.6%

PRASM (Passenger unit revenue) - Passenger revenue yield per ASM
RASM (unit revenue) - Operating revenue yield per ASM
CASM (unit costs) - Operating expenses per ASM

(1) Selected operating statistics for the three months ended March 31, 2012 are presented on a consolidated basis. Selected operating statistics for the three months ended March 31, 2011 are presented on a combined basis, including operations for AirTran, prior to the May 2, 2011 acquisition date. These combined results exclude the impact of purchase accounting. AirTran's historical operating statistics included in the combined presentation have been conformed to Southwest's presentation where appropriate.

(2) The Company made a fourth quarter 2011 reclassification to change the allocation of Operating revenues between Passenger revenues and Other revenues from its sale of frequent flyer points associated with its co-branded Chase® Visa credit card. The Company has thus reclassified $10 million in Operating revenues for the period from January 2011 through March 2011 from Other revenues to Passenger revenues to conform to the current presentation.

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SUPPLEMENTAL COMBINED STATEMENT V
SOUTHWEST AIRLINES CO.
SELECTED CONSOLIDATING COMBINED FINANCIAL INFORMATION (1)
(unaudited)

	Three months ended March 31, 2010
	(as reported)
	Southwest	AirTran
	Airlines Co.	(as conformed)	Combined
Passenger Revenues (in millions)	$2,495	$515	$3,010
Available Seat Miles (ASMs) (000s)			28,292,159
PRASM (cents)			10.64

	Three months ended March 31, 2009
	(as reported)
	Southwest	AirTran
	Airlines Co.	(as conformed)	Combined
Passenger Revenues (in millions)	$2,252	$463	$2,715
Available Seat Miles (ASMs) (000s)			29,510,520
PRASM (cents)			9.20

(1) Selected financial information in this schedule is presented on a combined basis, including AirTran, for periods prior to the May 2, 2011 acquisition date. Results presented for Southwest and AirTran, on a standalone basis, represent previously reported results. AirTran's historical financial information has been conformed to Southwest's financial statement classification where appropriate. See Note Regarding Use of Non-GAAP Financial Measures.

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NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are not indicative of its ongoing operational performance.

As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results that it refers to as “economic,” which the Company’s management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The Company’s economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts--all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. These economic results provide a better measure of the impact of the Company’s fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company’s management, as well as investors, to consistently assess the Company’s operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company’s fuel hedging program, (ii) the requirements and accounting associated with accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as subsequent quarterly filings.

In addition to its “economic” financial measures, as defined above, the Company has also provided other non-GAAP financial measures as a result of items that the Company believes are not indicative of its ongoing operations.  These include expenses associated with the Company’s acquisition and integration of AirTran.  The Company believes that evaluation of its financial performance can be enhanced by a presentation of results that exclude the impact of these items in order to evaluate the results on a comparative basis with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods.  As a result of the Company’s acquisition of AirTran, which closed on May 2, 2011, the Company has incurred and expects to continue to incur substantial charges associated with integration of the two companies.  While the Company cannot predict the exact timing or amounts of such charges, it does expect to treat the charges as special items in its future presentation of non-GAAP results.

The Company has also provided other supplemental non-GAAP financial information on a “combined basis.”  This supplemental non-GAAP financial information on a “combined basis” includes specified combined financial results of the Company and AirTran for periods prior to May 2, 2011, as if the acquisition had occurred prior to the beginning of the applicable reporting period, but excludes any impact of purchase accounting prior to May 2, 2011.  AirTran’s historical financial information included in the combined presentation has been conformed to the Company’s financial statement classification where appropriate.  The Company believes that evaluation of its financial performance can be enhanced by a presentation of combined results in order to evaluate its prior, current or future period results on a more meaningful, consistent year-over-year basis.

The Company has also provided free cash flow, which is a non-GAAP financial measure.  The Company believes free cash flow is a meaningful measure because it demonstrates the Company’s ability to service its debt, pay dividends and make investments to enhance shareholder value.  Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow.   For the three months ended March 31, 2012, the Company generated over $1.1 billion in free cash flow, calculated as operating cash flows of approximately $1.2 billion less capital expenditures of $127 million.

  ***